Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-264910 Prospectus Supplement No. 4 (To Prospectus dated July 1, 2022) NuScale Power Corporation This prospectus supplement updates and amends the prospectus dated July 1, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-264910), including with the information contained in our Current Report on Form 8-K filed with the SEC on March 10, 2023. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. Our shares of Class A common stock and our public warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “SMR” and “SMR-WS,” respectively. On March 10, 2023 the closing sale price of our Class A common stock was $9.44 per share and the closing sale price of our public warrants was $1.66 per warrant. Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus, as modified or updated by this prospectus supplement. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. The date of this prospectus supplement is March 10, 2023

The transactions described in the Current Report on Form 8-K filed with this Prospectus Supplement enhance the risks we face for failing to achieve specified performance measures and subscription targets or if we terminate the relationship with Utah Associated Municipal Power Systems (“UAMPS”). We are modifying the description of those risks as follows: We may be unable to charge UAMPS, our first customer, for some costs we have incurred, we may be required to reimburse UAMPS if we fail to achieve specified performance measures and subscription targets or if we terminate the relationship, and we must hold $26.5 million in restricted cash to secure our reimbursement obligations through December 31, 2022, and may have to hold up to $81 million to meet these reimbursement obligations through the end of 2023. We entered into a Cost Sharing Option Agreement and a Subaward Agreement in 2015 (collectively, the “CSO and Subaward Agreements”) that facilitate sharing a DOE award with UAMPS for early siting and licensing for the Carbon Free Power Project (“CFPP”). Under those agreements, the DOE has been paying half of the costs and UAMPS and NuScale LLC have shared the other half. We have incurred reimbursable costs of $4.1 million under the CSO and Subaward Agreements as of December 31, 2022. If UAMPS files a license application with the NRC for the CFPP, UAMPS must then pay us for those costs; however, if UAMPS, or its wholly owned subsidiary, CFPP LLC, does not file a license application, we will be unable to bill those costs to UAMPS. This obligation is in addition to the obligations described immediately below, but the Company will incur no additional costs as a result of the CSO and Subaward Agreements. In conjunction with certain agreements awarded to Fluor related to the CFPP, pursuant to which we are developing the NRC license application for the CFPP and performing other site licensing and development activities, we entered into a Development Cost Reimbursement Agreement with CFPP LLC (the “DCRA”). Under the DCRA, and subject to amendments set forth in Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement described later in this risk factor, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which varies based on the stage of project development, if (1) at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost of $58.00/megawatt-hour (subject to adjustment as specified in the DCRA), or if Fluor does not timely provide a required comparison (which we refer to as an economic competitive test, or “ECT”), (2) the NRC does not issue SDA for the NuScale 6-module, 77MWe NPM design within one year after the NRC’s published date for such approval after acceptance of the SDA application, or (3) NuScale LLC materially breaches the DCRA and the DCRA is terminated for cause. The reimbursement obligation is also triggered if NuScale exercises its right to terminate the DCRA for convenience. The reimbursement percentage and cap is 100% and $57 million (subject to the discussion later in this risk factor about Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement) until UAMPS or CFPP LLC submit a combined construction and operating license for approval to the NRC (“COLA”). After the COLA is submitted, the reimbursement percentage is 20% and (a) the cap for an ECT failure before final notice to proceed with NuScale plant construction is $60 million and (b) the cap for termination of the DCRA for cause is $120 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%). Under the DCRA, we are required to have credit support to fund the amount of our potential reimbursement of these net development costs. This letter of credit is updated quarterly based on an agreed upon forecasted estimate of net development costs. A stipulation of attaining the letter of credit is that we segregate funds from the operating bank accounts as collateral for the letter of credit. This account is identified as restricted cash in the amount of $26.5 million on our consolidated balance sheet and acts as collateral for the $26.0 million letter of credit outstanding at December 31, 2022. Because the cash is restricted, we may not use it for other expenditures, including research and development and commercialization expenses. Unless we find another means to collateralize this obligation, since NuScale’s customer will increase its spending on CFPP, the amount of cash the Company must treat as restricted cash will increase until the Company is relieved of its obligations under the DCRA. As finalized on March 7, 2023, we entered into Amendment 3 of the DCRA and the Long Lead Material Reimbursement Agreement with CFPP LLC (the “LLM Agreement”), both effective as of February 28, 2023. The LLM Agreement relates to the long-lead materials that are incorporated into the NPMs (the “LLM”). The amended DCRA changed the Company’s potential refund obligations to UAMPS described above, if at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost of $89.00/megawatt-hour (subject to adjustment as specified in the DCRA). In addition, the Company may be obligated to refund to UAMPS a percentage of its net development costs if CFPP does not secure a total of 370 MWe of committed subscription obligation (the committed level of subscription as of February 28, 2023 was 120 MWe). Through the end of 2023, the Company may have to retain up to $81 million in restricted cash on our consolidated balance sheet to act as collateral for a letter of credit of similar value by December 31, 2023. The reimbursement obligations are now divided between the DCRA and the LLM Agreement such that (a) the aggregate cap for an ECT failure before final notice to proceed with NuScale plant construction is the amounts paid under the LLM Agreement, which may amount to an estimated $66 million plus $60 million under the DCRA; and (b) the cap for termination of the DCRA for cause is $120 million under the DCRA and the amounts paid under the LLM Agreement, which may amount to $50 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million plus the amounts paid under the LLM Agreement, which may amount to an estimated $66 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%). Should the Company be compelled to make the refund described above, the Company will have rights to the LLM free of any liens by UAMPS or CFPP. The Company is in discussions with DOE and CFPP LLC regarding the rights the Company may have to use the LLM for a project at the CFPP site or for another customer. The Company may have to pay costs to DOE (in addition to the refund to CFPP, LLC) to obtain the LLM free of liens from DOE to use the LLM for a project at the CFPP site or for another customer.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): March 7, 2023 NUSCALE POWER CORPORATION (Exact name of registrant as specified in its charter) Delaware 001-39736 98-1588588 (State or other jurisdiction (Commission File Number) (IRS Employer of incorporation) Identification No.) 6650 SW Redwood Lane, Suite 210 Portland, OR 97224 (Address of principal executive offices and zip code) Registrant’s telephone number, including area code: (971) 371-1592 (Former name or former address, if changed since last report) Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act: Title of each class Trading Symbol(s) Name of each exchange on which registered Class A common stock, $0.0001 par value per share SMR New York Stock Exchange Warrants to purchase Class A common stock SMR.WT New York Stock Exchange Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 1.01 Entry into a Material Definitive Agreement On March 7, 2023, NuScale Power, LLC (together with NuScale Power Corporation, its parent, “NuScale”, “we” or “our”) entered into (i) Amendment 3 (the “Amendment”) to the Development Cost Reimbursement Agreement (the “DCRA”), dated December 31, 2020, with CFPP LLC, as successor by assignment to Utah Associated Municipal Power Systems (“UAMPS”), and (ii) the Long Lead Material Reimbursement Agreement with CFPP LLC (the “LLM Agreement”), both effective as of February 28, 2023. The LLM Agreement relates to the long-lead materials (the “LLM”) that are incorporated into the NuScale Power Modules (“NPM”) being developed for the Carbon Free Power Project (the “CFPP”). Under the DCRA, and subject to the Amendment and the LLM Agreement, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which varies based on the stage of project development, if (1) at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost (subject to adjustment as specified in the DCRA), or if Fluor Enterprises, Inc., which has been awarded certain agreements in connection with the CFPP, does not timely provide a required comparison (which we refer to as an economic competitive test), (2) the Nuclear Regulatory Commission (“NRC”) does not issue Standard Design Approval (“SDA”) for the NuScale 6-module, 77MWe NPM design within one year after the NRC’s published date for such approval after acceptance of the SDA application, or (3) NuScale materially breaches the DCRA and the DCRA is terminated for cause. The reimbursement obligation is also triggered if NuScale exercises its right to terminate the DCRA for convenience. The Amendment increases the agreed target cost referred to in clause (1) above from $58.00/megawatt-hour to $89.00/megawatt-hour (subject to adjustment as specified in the DCRA). In addition, under the Amendment, NuScale may be obligated to refund to UAMPS a percentage of its net development costs if CFPP LLC does not secure a total of 370 MWe of committed subscription obligation (the committed level of subscription as of February 28, 2023 was 120 MWe) by no later than February 1, 2024. Through the end of 2023, we may have to retain up to $81 million in restricted cash on our consolidated balance sheet to act as collateral for a letter of credit of similar value by December 31, 2023. Pursuant to the Amendment, the reimbursement obligations are now divided between the DCRA and the LLM Agreement such that (a) the aggregate cap for failure of an economic competitive test before final notice to proceed with NuScale plant construction is the amounts paid under the LLM Agreement, which may amount to $66 million plus $60 million under the DCRA; and (b) the cap for termination of the DCRA for cause is $120 million under the DCRA and the amounts paid under the LLM Agreement, which may amount to $50 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million plus the amounts paid under the LLM Agreement, which may amount to $66 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%). Should NuScale be compelled to make the refund described above, we will have rights to the LLM free of any liens by UAMPS or CFPP LLC. We are in discussions with the Department of Energy (“DOE”) regarding the rights we may have to use the LLM for a project at the CFPP site or for another customer. NuScale may have to pay costs to the DOE (in addition to the refund to CFPP LLC) to obtain the LLM free of liens from DOE to use the LLM for a project at the CFPP site or for another customer. Item 9.01 Financial Statements and Exhibits. (d) Exhibits. Exhibit Number Description 10.1 Amendment 3 to the Development Cost Reimbursement Agreement, dated December 31, 2020, between NuScale Power, LLC and CFPP LLC, as successor by assignment to Utah Associated Municipal Power Systems (portions of this exhibit have been redacted) 10.2 Long Lead Material Reimbursement Agreement, dated March 7, 2023, between NuScale Power, LLC and CFPP LLC (portions of this exhibit have been redacted)

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Dated: March 10, 2023 NUSCALE POWER CORPORATION By: /s/ Chris Colbert Name: Chris Colbert Title: Chief Financial Officer

Exhibit 10.1 CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.2 CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Execution Version Exhibit 1 Long Lead Materials The following is a list of LLM the total value of which shall not exceed $49 million during Phase 1 as that term is defined in the DCRA. NuScale's reimbursement obligation is limited to LLM ordered and amounts actually paid to NuScale by Cf PP LCC, less any cost share paid by DOE, for the following LLM: I ■ I I I I I I ■ ■ ■ ■ - ■ - ■ - ■ 4 ** CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.